Date: 20 DEC 2024

Dear Hung Kam Wing “Timmy”,

1. Appointment as INDEPENDENT DIRECTOR (ID) of Smart Logistics Global Limited

We are pleased to confirm that the directors (“Board”) of Smart Logistics Global Limited (“Company") has resolved that you be appointed as an Independent Director of the Company and your appointment shall take effect as of 20 DEC 2024. The purpose of this letter ("Letter”) is to confirm the terms of your appointment should you be willing to accept. Please sign and return the attached copy in acknowledgement.

2. Term of Appointment

Your appointment shall be made pursuant to the Company’s Memorandum and Articles of Association as amended and restated (“M&AA”) and shall be subject at all times to the Companies Act (Revised) of the Cayman Islands as amended, supplemented, or modified from time to time (the “Cayman Islands Companies Act”) and the M&AA. Your appointment is initially for the period expiring at the next annual general meeting, at which time the shareholders will consider you for re-election. Upon your re-election, the terms and provisions of this Letter shall remain in full force and effect.

From time to time, you may also be appointed to be a member of various board committees of the Company ("Board Committees”), including the audit committee, compensation committee and/or nominating and corporate governance committee.

You may resign by notice in writing in accordance with the provisions of the M&AA. Under the M&AA and the rules of the Nasdaq Stock Market LLC governing listed companies ("NASDAQ Listing Rules”), your appointment may cease in certain prescribed circumstances. Upon termination of your directorship (or if you resign for any reason), your directors' fees will be payable only up to and including the date of termination. You will not be entitled to any damages for loss of office.

3. Role of Director

You will be expected to participate as an active member of the Board in the following:

(a) attending all Board meetings and meetings of the Board Committees which you are a member of.

(b) taking up memberships in Board Committees as appointed from time to time; and

(c) attending general meetings.

In particular, you are expected to fulfil your directorial duties, including being adequately prepared for meetings, attendance and undertaking allocated follow-up tasks, office and site visit(s) if necessary, and being available for ad-hoc discussions from time-to-time.

In your role as a ID, you have the same general fiduciary responsibilities to the Company as any other director. Your duties and responsibilities as a director are largely embodied in the common law, the Cayman Islands Companies Act, the M&AA and NASDAQ Listing Rules. The laws and applicable rules may be amended from time to time.

In addition to Board meetings and Board Committee meetings which you would be attending, you may request for all relevant information pertaining to the Company’s affairs as is reasonably necessary in order to assist you in your role. As far as reasonably practicable and in accordance with applicable law, information will be shared with you in a timely manner.

4. Director's fee

As ID, you will be entitled to a director's fee of USD$20,000 per annum, payable quarterly in arrears, subject to the approval received at the annual general meeting of the Company.

5. Disclosure

To ensure compliance with the Cayman Islands Companies Act, NASDAQ Listing Rules and the M&AA, you are required to make certain disclosures related to and/or which may affect your role as a director. These include:

(a) giving notice to the Board of any relevant or material personal interest or conflict in relation to the affairs or business of the Company; and

(b) promptly advising details of any interests, or changes thereto, in the Company's shares or securities.

You agree to notify the Company as soon as possible if at any time there is any change in circumstances relating to your appointment as a director which may affect the discharge of your duties, including but not limited to matters relating to your qualification as a director, your independence (if applicable), conflict of interests and your ability to continue discharging your duties.

6. Director liability Insurance

The Company maintains directors' and officers’ liability Insurance policies.

7. Company Policies

As a director, you shall act at all times in accordance with the M&AA and comply with the Company's corporate policies and procedures that relate to your role as a director covering such areas as corporate governance, privacy and travel. Copies of these will be provided to you.

8. This Letter shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

9. We look forward to your acceptance of the abovementioned offer.

Yours Sincerely,

/s/ Hue Kwok Chiu

Hue Kwok Chiu

Chairman of the Board

Smart Logistics Global Limited

ACKNOWLEDGEMENT

I have read the letter above and hereby accept the terms and conditions set out in the letter in relation to my appointment as ID of the Company.

/s/ Hung Kam Wing “Timmy”

Name: Hung Kam Wing “Timmy”

Date: